As originally filed with
           the Securities and Exchange Commission on January 13, 1998
                                            Registration File No.      333-44161

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                      ------------------------------------
                             WASHINGTON, D.C. 20549


                        Post-Effective Amendment No. 2 to

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

         --------------------------------------------------------------
                              PSB BANCGROUP, INC.
                 (Name of small business issuer in its charter)

             Florida                   6712                    59-3454146

  (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                             500 South First Street
                            Lake City, Florida 32025
                                 (904) 754-0002

                      ------------------------------------

                          (Address and telephone number
                         of principal executive offices)

                                Robert W. Woodard
                      President and Chief Executive Officer
                             500 South First Street
                            Lake City, Florida 32025
                                 (904) 754-0002
           ----------------------------------------------------------

            (Name, address and telephone number of agent for service)

                              Copies Requested to:
                Herbert D. Haughton, Esq. or A. George Igler, Esq
                             Igler & Dougherty, P.A.
                              1501 Park Avenue East
                           Tallahassee, Florida 32301
                                 (850) 878-2411

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an Offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                CALCULATION OF REGISTRATION FEE

              Title of                                                 Proposed                Proposed
             each class                        Amount                   maximum                 maximum
            of securities                       to be                  offering                aggregate              Amount of
          to be registered                  registered(1)                price              offering price        registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $. 01 par value                1,200,000                  $9.00(2)             $10,800,000(3)            $3,186.00
Warrants                                      600,000                   $0.00                     $0                      $0.00
Units                                         600,000                   $9.00                     $0                      $0.00(4)
====================================  ========================  ======================= ======================= ====================

(1) Common Stock ("Shares") and Warrants are to be issued during the Offering Period in Units. Units will contain one Share and one Warrant to purchase one additional share of Common Stock. Units will not be issued or certificated, Shares and Warrants will be issued and certificated separately. The minimum number of Units which may be purchased is 500 Units.

(2) Maximum purchase price of stock to be issued pursuant to the Warrants registered hereunder.

(3) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per Share.

(4) Fee for Units has been included in the $3,186.00 registration fee for Common Stock.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
--------------------------------------------------------------------------------

                               PSB BANCGROUP, INC.

                                SUPPLEMENT NO. 2
                        TO PROSPECTUS DATED JUNE 8, 1998


    PSB BancGroup, Inc. began offering its common stock to the public on June 8, 1998. On November 24, 1998 PSB extended its offering in order to sell the minimum number of shares required to break escrow. On November 25, 1998 PSB filed its first prospectus supplement with the Securities and Exchange Commission. This supplement was effective November 30, 1998.

    The prospectus provides that PSB may engage the services of an underwriter to assist PSB in the sale of the units on a best efforts basis if the minimum number of units was not sold by October 6, 1998. PSB has had discussions with four underwriters, three of which verbally agreed to act as PSB's sales agent on a best efforts basis for the sale of the remaining shares. PSB has selected Meridian Asset Management, Inc. as its sales agent.

                                   SALES AGENT

     PSB has entered into a Sales Agency Agreement with Meridian Asset Management, Inc., pursuant to which the sales agent has agreed to offer and sell to the public, as PSB's agent, up to 200,000 units each containing one share of common stock and one warrant to purchase one share of common stock on a "best efforts" basis. The sales agent and PSB have agreed that with respect to units sold by PSB's directors and officers, no commission will be payable by PSB to the sales agent. The sales agent's commission will be equal to 7% on all units the sales agent sells in the offering. The sales agent may select other dealers who are members of the National Association of Securities Dealers, Inc. to sell units and who will receive a selling concession on units sold. PSB has agreed to reimburse the sales agent for its reasonable out-of-pocket expenses incurred in connection with the engagement including:

o the filing and legal fees associated with securing the review of the NASD of the terms of the offering; and

o    reasonable  out-of-pocket  expenses  incurred in connection  with the sales
     agent's   engagement,   including  legal  fees,   advertising,   promotion,
     syndication and travel expenses.

    Unless approved in writing by PSB, which approval shall not be unreasonably withheld, fees and disbursements related to the underwriting process may not exceed $7,500.

     The sales agent has the right to terminate the Sales Agency Agreement under certain circumstances (for example, if conditions exist in the over-the-counter market which cause the sales agent to believe that no favorable public market exists for the sale of the units). In the event of a termination, offers and sales will continue to be made on behalf of PSB by some of its officers and directors, or PSB may engage one or more other broker/dealers to make sales on its behalf. PSB does not, however, currently have any other arrangements with other broker/dealers in place. All funds received by the sales agent or PSB in connection with the sale of units will be promptly transmitted to the escrow agent until the minimum number of units have been sold.

    The Sales Agency Agreement provides for reciprocal indemnification between PSB and the sales agent against liabilities under the Securities Act of 1933. To the extent that indemnification for liabilities arising under the Securities Act may be permitted by the Sales Agency Agreement, PSB has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable.

    PSB has had discussions with the sales agent regarding the establishment and maintenance of a market for the shares after the offering. The sales agent has advised PSB that upon completion of the offering it intends to act as a "market maker" in the common stock. The development of a public trading market depends, however, on the existence of willing buyers and sellers, the presence of buyers and sellers, however, is not within the control of PSB, the sales agent, or any market maker. In general, if a secondary market develops, the shares will be freely transferable and assignable by holders thereof (except shares held by affiliates), and nonaffiliate shareholders may sell any number of shares in the secondary market. In addition, factors such as the degree of activity in the secondary market will determine the willingness of the market makers to continue to maintain the secondary market. PSB and its officers and directors have agreed with the sales agent not to sell any shares for a period of six months after the date of this prospectus without the prior written consent of the sales agent.

    This second supplement is intended to amend and to be read in conjunction with the prospectus and to supersede the prospectus to the extent that any information in this supplement conflicts with information in the prospectus.

    The following language will be stickered on the current Prospectus.

================================================================================
                                       Price       Underwriting
                                       to          Discounts and  Proceeds to
                                       Public(1)   Commissions(2) the Company(3)
================================================================================

Per Unit ..........................    $      9.00    $ 0-$0.63   $8.37-$9.00
Minimum ...........................    $ 4,324,500    $  63,000   $ 4,261,500
Maximum ...........................    $ 5,400,000    $ 126,000   $ 5,274,000
If all Warrants are exercised .....    $10,800,000    $ 126,000   $10,674,000

================================================================================


(1) Prior to this offering, there has been no established market for the shares of PSB's common stock. The offering price was arbitrarily determined by the board of directors of PSB and does not bear any relationship to PSB's assets, book value, net worth or any other recognized criteria of value. In the event a market should develop for the common stock after completion of this offering, there can be no assurance that the market price will equal or exceed the offering price herein.

(2) The securities offered hereby will be sold on a best-efforts, minimum 480,500 unit basis by certain directors and executive officers of PSB and no commissions will be paid on such sales. Up to 100,000 units of the minimum and up to 200,000 units of the maximum will be sold by Meridian Asset Management, Inc. for which PSB will pay a 7% commission. See "TERMS OF THE OFFERING" and "SALES AGENT".

(3) Before deducting offering expenses, estimated to be approximately $33,500 including registration fees, legal and accounting fees, printing and other expenses. See "USE OF PROCEEDS" for an itemized statement of expenses.


    PSB reserves the absolute right to cancel all subscriptions and return all subscription funds, together with any income realized from the investment of such funds, for any reason whatsoever, at any time prior to the time that PSB withdraws subscription funds from the subscription escrow account. See "TERMS OF THE OFFERING."


    [LOGO]                 MERIDIAN ASSET MANAGEMENT, INC.



                  The date of this prospectus is June 8, 1998.

Exhibits Schedule

    The following exhibits are filed as part of this Registration Statement:

   Exhibit
   Number                                              Description of Exhibit

      *3.1           Articles of Incorporation of the Company
                         (Appendix A to Prospectus)

      *3.2           By-Laws of the Company

      *4.1           Specimen Common Stock Certificate

      *4.2           Specimen Warrant Certificate

      *4.3           Escrow Agreement with Independent Bankers' Bank of Florida
                         (Appendix B of Prospectus)

      *4.4           Warrant Plan adopted by the Company on January 9, 1998

      *4.5           Amended and Restated Warrant Plan adopted by the Company
                         on March 25, 1998

       4.6           Amendment to Escrow Agreement

       4.7           Sales Agency Agreement

      *5.1           Opinion of Igler & Dougherty, P.A.

     *10.1           Employment Agreement between the Company and
                         Robert W. Woodard

     *10.2           Land Purchase Agreement

     *10.3           Addendum to Land Purchase Agreement

     *10.4           Amended Employment Agreement between the Company and
                         Robert W. Woodard

     *23.1           Consent of Igler & Dougherty, P.A., included in
                         the Opinion Letter

    **23.2           Consent of Hacker, Johnson, Cohen & Grieb

     *24             Power of Attorney (included in signature page to this
                         Registration Statement)

    **27             Financial Data Schedule

------------------------------------

* Denotes previously EDGAR filed as part of this Registration Statement, File No. 333-44161.
** Previously filed with Post-Effective Amendment No. 1.